Exhibit 11


                       FORM OF LEGALITY OF SHARES OPINION

                     FEDERATED MANAGED ALLOCATION PORTFOLIOS

                              5800 Corporate Drive
                            Pittsburgh, PA 15237-7000
                                 (412) 288-1900

                               December [ ], 2003


The Trustees of Federated Managed Allocation Portfolios
5800 Corporate Drive
Pittsburgh, PA  15237-7000


Ladies and Gentlemen:


     Federated Total Return Bond Fund (the "Total Return Bond Fund"), a portfolio of Federated Total Return Series, Inc., a Maryland corporation trust (the "Corporation"), proposes to acquire all of the assets of Federated Managed Income Portfolio (the "Fund"), a portfolio of the Federated Managed Allocation Portfolios, in exchange for Institutional Service Shares and Class C Shares of the Total Return Bond Fund ("Shares") pursuant to the Agreement and Plan of Reorganization dated December [ ], 2003 ("Agreement"), included as an exhibit to the registration statement of the Trust filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended ("N-14 Registration").


     As counsel I have reviewed the appropriate documents relating to the organization of the Corporation, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, I have examined and am familiar with the written Articles of Incorporation dated June 21, 1995 (Amended and Restated August 15,
1995), the Bylaws of the Corporation, and such other documents and records deemed relevant for the purpose of rendering this opinion. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by me for the purposes of this opinion.


Based upon the foregoing, it is my opinion that:


     1. The Corporation is duly organized and validly existing pursuant to the Articles of Incorporation; and


     2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Agreement and the Articles of Incorporation upon receipt of consideration sufficient to comply with the provisions of the Articles of Incorporation, and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.


     I hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the states of the United States.


                                    Very truly yours,




                                    /s/Andrew P. Cross
                                    Andrew P. Cross
                                    Assistant Secretary
                                    Federated Managed Allocation Portfolios